Exhibit 99.1

For Immediate Release – October 27, 2008

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Quarterly Earnings Per Share Increase 48%; Announces Quarterly Dividend;
Announces Participation in Treasury Department’s Capital Purchase Program

SIOUX FALLS, SD, October 28 – HF Financial Corp. (NASDAQ: HFFC), reported earnings for the fiscal first quarter ended September 30, 2008 of $2.0 million, or $0.49 in diluted earnings per share, versus $1.3 million, or $0.33 in diluted earnings per share, in the comparable period in fiscal 2008, a 48 percent increase in diluted earnings per share.

Revenue inclusive of net interest income and non-interest income totaled $11.7 million for the quarter, an increase of $2.2 million, or 23.8 percent over the same period last year.  Net interest income totaled $8.7 million for the quarter, an increase of $2.0 million, or 30.3 percent over the same period last year.  Net interest margin expressed on a fully taxable equivalent basis for the quarter was 3.35 percent, compared to 2.92 percent in the first quarter last year.  The net interest margin benefitted primarily from lower costs on interest-bearing liabilities, and also expanded due to earning asset growth.

For the quarter, non-interest income increased to $3.0 million, up $234,000 or 8.3 percent relative to the comparable period in fiscal year 2008.  Fees on deposits, loan servicing income and gain on securities sold, net, were the primary factors in this overall increase, which amounted to $138,000, $52,000 and $80,000, respectively.

“Despite the mood of the equity and credit markets, we are heartened by the continued growth in our core earnings.” said Curtis L. Hage, Chairman and CEO of the company.  “We suspect the challenges facing our national economy may eventually affect the economy of eastern South Dakota and our balance sheet.  However, our current results reflect the strength of our core business and the positive effect that has had on our performance.”

The company also announced that it had settled its previously disclosed lawsuit against Meta Bank.  The settlement occurred subsequent to the end of the company’s first fiscal quarter and will be recorded in the company’s second fiscal quarter.  Pursuant to the settlement MetaBank has paid to the company $2.75 million.  The company expects to record net proceeds of $2.22 million, which include payoff of applicable loans and legal costs of $243,000 and $292,000, respectively, in the company’s second fiscal quarter.

Mr. Hage commented, “We are pleased to have this settlement behind us and move forward with our business plan.  This settlement confirms our belief that the process was worth the time invested in arriving at this favorable outcome for our shareholders.”

The ratio of non-performing loans and leases to total loans and leases at the end of the first quarter of fiscal year 2009 was 0.37%, compared to 0.43% at the end of the first quarter in the prior year period.  Net loan charge offs totaled $137,000 for the quarter ended September 30, 2008 compared to $704,000 for the same period last year.  Home Federal’s provision for loan losses totaled $387,000 versus $325,000 for the first quarter last year.

Non-interest expense grew $1.3 million or 17.6 percent, over last year’s first quarter.  The increase was due primarily to an increase of $678,000 in compensation and employee benefits, an increase in federal deposit insurance premiums of $118,000, and an increase in legal costs of $150,000. Net healthcare costs, which are included in the total for compensation and employee benefits, increased $137,000, to $358,000, up 62.0% from the prior year’s first quarter.

“The Bank remains well-capitalized and positioned for continued growth.” said Darrel Posegate, President of Home Federal Bank.  “Our asset quality performance reflects the resiliency of our region’s business climate.  We continue to invest in our people for growth of our business lines.  Our expenses reflect the cost of acquiring and retaining the talent needed to produce these strong results.  We continue to manage the streamlining of operations to provide the best positioning of costs for the company long term.”

Balance Sheet Performance

Total loans and leases receivable at September 30, 2008 totaled $802.1 million, an increase of $18.4 million from the balance at June 30, 2008.  As previously announced, the company made a decision in the first quarter of fiscal year 2008 to cease origination of indirect automobile loans.  During the current fiscal year, consumer indirect loans decreased $6.9 million, to $37.4 million, while other lines of business produced an increase of $25.3 million in loan and lease receivables since June 30, 2008.

Total non-performing assets decreased $14,000, or 0.4 percent, for the first quarter of fiscal year 2009, as compared to the same quarter of fiscal year 2008.  The decrease in non-performing assets was primarily attributable to a decrease of $1.1 million in accruing loans and leases delinquent more than 90 days to $831,000 at September 30, 2008.  This decrease was partially offset by an increase in non-accruing loans and leases of $777,000 and an increase in foreclosed assets of $300,000 for the comparable period.

Deposits at September 30, 2008 totaled $765.0 million, a decrease of $19.2 million, or 2.5 percent from the balance at June 30, 2008.  During the three-month period, public fund account balances declined $29.7 million due to typical seasonal fluctuations.  Non-interest bearing checking, interest bearing checking, money market accounts and savings accounts decreased $13.8 million, $8.7 million, $6.3 million, and $15.7 million, respectively, in the comparable period.  In-market and out-of-market certificates of deposit increased a total of $25.3 million from $353.3 million to $378.6 million for the first fiscal quarter, which partially offset the other decreases in deposits.

Quarterly Dividend Declared

The company announced it will pay a quarterly cash dividend of 11.25 cents per share for the first quarter of the 2009 fiscal year.  The dividend will be paid on November 13, 2008 to stockholders of record on November 6, 2008.

Participation in Treasury Department’s Capital Purchase Program

The company announced it has received preliminary approval from the Treasury Department to utilize the Treasury Department’s Capital Purchase Program.  The company applied to the Treasury Department for the sale of $25 million of the company’s preferred stock pursuant to the terms announced for the program.  The company’s participation is subject to standard terms and conditions, as well as final approval by the company’s Board of Directors.

“HF Financial Corp. and Home Federal Bank are well capitalized and we believe, as the Treasury has announced, we have a patriotic duty to this country to get the economic engine going again,” Mr. Hage said.  “When first approached by the Treasury about its capital plan, we were cautious about participating.  However, after further clarification that this program is designed to strengthen the capital and liquidity of viable banks, we decided to take a closer look.”

Mr. Hage added, “If by participating in this historical program we can do our part to move our economy forward through enhanced lending for the markets we serve, then we are pleased to step up as a leader for our communities.”

First Quarter Fiscal 2009 Conference Call and Webcast

The company will host its quarterly conference calls and webcasts to discuss its quarterly financial and operational results.  The conference call and webcast is scheduled for Tuesday, October 28, 2008 at 9:00 am CT (10:00 am ET) during which the company will discuss its first quarter fiscal 2009 earnings results.

Curtis L. Hage, Chairman of the Board, President and Chief Executive Officer, and Darrel L. Posegate, Executive Vice President, Chief Financial Officer and Treasurer, will recap the company’s first quarter for fiscal 2009.

When:  Tuesday, October 28, 2008

Conference call:  9:00 am CT / 10:00 am ET

Dial-in Number:  1-877-407-8033

Call ID:  HF Financial First Quarter Fiscal 2009 Earnings Conference Call

Webcast:  To listen to a live Webcast of the presentations, go to the Investor Relations page of the HF Financial website site, www.homefederal.com, and then the Webcast icon.  The Webcast replay will be available from 12 pm CT, Tuesday, October 28, 2008, until 6:00 pm CT, Tuesday, November 11, 2008.  Listening to the Webcast requires speakers and Windows Media Player.  If you do not have Media Player, download the free software at www.windowsmedia.com.

Replay:  If you do not have Internet access and want to listen to an audio replay, call 1-877-660-6853 using Account #: 286, Conference ID #: 298702. The audio replay will be available beginning at 12 pm CT on Tuesday, October 28, 2008, through 11:59 pm CT on Tuesday, November 25, 2008.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of September 30, 2008, the company had total assets of $1.1 billion and stockholders’ equity of $63.6 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products;

changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan and lease portfolios; the ability or inability of the company to manage interest rate and other risks; unexpected or continuing claims against the company’s self-insured health plan; the company’s use of trust preferred securities; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended
	September 30,
	2008	2007

Interest, dividend and loan fee income:
Loans and leases receivable	$13,018	$14,120
Investment securities and interest-earning deposits	2,813	1,865
	15,831	15,985
Interest expense:
Deposits	4,577	7,498
Advances from Federal Home Loan Bank and other borrowings	2,565	1,819
	7,142	9,317

Net interest income	8,689	6,668
Provision for losses on loans and leases	387	325

Net interest income after provision for losses on loans and leases	8,302	6,343

Noninterest income:
Fees on deposits	1,551	1,413
Loan servicing income	557	505
Gain on sale of loans, net	251	259
Trust income	222	249
Gain on sale of securities, net	80	—
Other	388	389
	3,049	2,815
Noninterest expense:
Compensation and employee benefits	5,121	4,443
Occupancy and equipment	977	937
Other	2,305	1,764
	8,403	7,144

Income before income taxes	2,948	2,014
Income tax expense	973	667
Net income	$1,975	$1,347

Basic earnings per share:	$0.50	$0.34
Diluted earnings per share:	0.49	0.33

Basic weighted average shares:	3,972,055	4,002,458
Diluted weighted average shares:	4,004,126	4,067,075

Outstanding shares (end of period):	3,985,665	3,964,542

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	09/30/2008	06/30/2008	09/30/2007

Balance Sheet Data
Total assets	$1,127,724	$1,103,494	$1,015,776
Cash and cash equivalents	18,819	21,170	17,082
Securities available for sale	225,695	225,004	154,700
Loans and leases receivable, net	795,905	777,777	766,953
Loans held for sale	13,371	8,796	7,872
Deposits	765,022	784,237	772,360
Advances from Federal Home Loan Bank and other borrowings	237,267	198,454	121,220
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	65,453	64,203	63,144

Stockholder’s equity before OCI (1) to consolidated assets	6.16%	6.11%	6.32%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.25)	(0.19)	(0.06)
Net unrealized losses on defined benefit plan	(0.08)	(0.08)	(0.01)
Net unrealized losses on derivatives and hedging activities	(0.01)	(0.01)	(0.00)
Goodwill to consolidated assets	(0.44)	(0.45)	(0.49)
Tangible capital to consolidated assets	5.39%	5.39%	5.76%

Book value per share (2)	$16.42	$16.25	$15.93

Tier I (core) capital (3)	7.76%	7.78%	8.32%
Total Risk-based capital (3)	10.73%	10.83%	11.05%

Number of full-service offices	33	33	33

(1)	Accumulated other comprehensive income (loss)
(2)	Equity divided by number of shares of outstanding common stock.
(3)	Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

Loan and Lease Portfolio Composition

	At September 30, 2008		At June 30, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One-to four-family (1)	$97,713	12.18%	$99,989	12.76%
Commercial business and real estate (2) (3)	307,553	38.34%	303,415	38.72%
Multi-family real estate	44,854	5.59%	45,093	5.75%
Equipment finance leases	19,592	2.44%	19,288	2.46%
Consumer Direct (4)	109,556	13.66%	105,719	13.49%
Consumer Indirect (5)	37,418	4.67%	44,294	5.65%
Agricultural	176,042	21.95%	160,267	20.45%
Construction and development	9,360	1.17%	5,645	0.72%
Total Loans and Leases Receivable (6)	$802,088	100.00%	$783,710	100.00%

(1) Excludes $10,311 and $7,958 loans held for sale at September 30, 2008 and June 30, 2008, respectively.

(2) Includes $3,012 and $3,012 tax exempt leases at September 30, 2008 and June 30, 2008, respectively.

(3) Excludes $223 commercial loans held for sale at September 30, 2008 and June 30, 2008.

(4) Excludes $2,837 and $614 student loans held for sale at September 30, 2008 and June 30, 2008, respectively.

(5) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(6) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At September 30, 2008		At June 30, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Noninterest bearing checking accounts	$76,844	10.04%	$90,598	11.55%
Interest bearing checking accounts	81,366	10.64%	90,125	11.49%
Money market accounts	165,409	21.62%	171,689	21.89%
Savings accounts	62,849	8.21%	78,575	10.02%
In-Market Certificates of deposit	343,474	44.90%	325,995	41.57%
Out-of-Market Certificates of deposit	35,080	4.59%	27,255	3.48%
Total Deposits	$765,022	100.00%	$784,237	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended
	09/30/2008	09/30/2007
Balance, beginning	$5,933	$5,872
Provision charged to income	387	325
Charge-offs	(192)	(781)
Recoveries	55	77
Balance, ending	$6,183	$5,493

Asset Quality
Nonaccruing loans and leases	$2,178	$1,401
Accruing loans and leases delinquent more than 90 days	831	1,922
Foreclosed assets	600	300
Total nonperforming assets	$3,609	$3,623

FASB Statement No. 5 Allowance for loan and lease losses	$5,989	$5,443
FASB Statement No. 114 Impaired loan valuation allowance	194	50
Total allowance for loans and lease losses	$6,183	$5,493

Ratio of nonperforming assets to total assets at end of period (1)	0.32%	0.36%
Ratio of nonperforming loan and leases to total loans and leases at end of period (2)	0.37%	0.43%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	0.76%	0.70%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	205.48%	165.30%

(1)	Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2)	Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	09/30/2008		09/30/2007
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$805,722	6.41%	$776,254	7.24%
Investment securities (2) (3)	242,018	4.61%	150,813	4.92%
Total interest-earning assets	1,047,740	5.99%	927,067	6.86%
Noninterest-earning assets	66,173		68,334
Total assets	$1,113,913		$995,401

Interest-bearing liabilities:
Deposits:
Checking and money market	$246,147	1.38%	$285,936	3.59%
Savings	70,538	1.47%	54,777	2.98%
Certificates of deposit	364,434	3.76%	363,832	4.93%
Total interest-bearing deposits	681,119	2.67%	704,545	4.23%
FHLB advances and other borrowings	232,636	3.60%	92,296	4.98%
Subordinated debentures payable to trusts (4)	27,837	6.50%	27,837	9.48%

Total interest-bearing liabilities	941,592	3.01%	824,678	4.49%
Noninterest-bearing deposits	78,730		78,968
Other liabilities	29,041		29,150
Total liabilities	1,049,363		932,796
Equity	64,550		62,605
Total liabilities and equity	$1,113,913		$995,401

Net interest spread (5)		2.98%		2.37%
Net interest margin (5) (6)		3.29%		2.86%
Net interest margin, TE (7)		3.35%		2.92%
Return on average assets (8)		0.70%		0.54%
Return on average equity (9)		12.14%		8.61%

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.
(2)	Includes federal funds sold and Federal Home Loan Bank stock.
(3)	Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.
(4)	Includes $125 expense in July 2007 for unamortized debt issuance costs.
(5)	Percentages for the three months ended September 30, 2008 and September 30, 2007 have been annualized.
(6)	Net interest margin is net interest income divided by average interest-earning assets.
(7)	Net interest margin expressed on a fully taxable equivalent basis.
(8)	Ratio of net income to average total assets.
(9)	Ratio of net income to average equity.